Exhibit 4.5

NEW TRUSTEE APPOINTMENT AGREEMENT

     This AGREEMENT, dated as of June 10, 2004 (this “Agreement”), is made and entered into by and among EOP Operating Limited Partnership, a Delaware limited partnership (“EOP Partnership”), Equity Office Properties Trust, a Maryland real estate investment trust and the general partner of EOP Partnership (“Equity Office”), and BNY Midwest Trust Company, an Illinois trust company, as trustee (the “Additional Trustee”).

     WHEREAS, EOP Partnership and Equity Office are parties to that certain Indenture dated as of August 29, 2000, as supplemented by the First Supplemental Indenture dated as of June 18, 2001 (collectively, the “Indenture”), with U.S. Bank National Association (formerly known as U.S. Bank Trust National Association), as trustee (the “Original Trustee”) governing debentures, notes or other evidences of indebtedness to be issued in one or more series (the “Securities”), in such principal amount or amounts as may from time to time be authorized by or pursuant to the authority granted in one or more resolutions of the Board of Trustees of Equity Office, in its capacity as the general partner of EOP Partnership and guarantor of some or all of the Securities as to payment of principal, premium, if any, and interest;

     WHEREAS, EOP Partnership has issued Securities pursuant to the Indenture and proposes to issue additional series of Securities from time to time;

     WHEREAS, Section 607 of the Indenture provides, among other things, that there shall at all times be a Trustee for the Securities which is eligible to act as a trustee in accordance with Section 310(a)(1) of the Trust Indenture Act of 1939, as amended (the “TIA”), and has a combined capital and surplus of at least $50,000,000;

     WHEREAS, Section 301 of the Indenture provides, among other things, that EOP Partnership may appoint a trustee other than the Original Trustee to act as trustee for such series of Securities as EOP Partnership may issue from time to time, provided that such other trustee agree in writing to act as trustee with respect to said series of Securities; and

     WHEREAS, EOP Partnership desires to establish up to an aggregate principal amount of $500,000,000 of a series of Securities to be titled “EOP Operating Partnership InterNotes,” which notes will be guaranteed by Equity Office and may be issued from time to time (the “Notes”), and EOP Partnership and Equity Office desire to appoint the Additional Trustee to act as trustee solely in respect of the Notes under the Indenture in accordance with Section 301 of the Indenture.

     NOW, THEREFORE, in consideration of the premises and for other valuable consideration, the receipt whereof is hereby acknowledged, and in order to provide for the appointment of, and to secure the agreement of, the Additional Trustee to act as Trustee for the Notes, EOP Partnership and Equity Office, for themselves and their successors, do hereby covenant and agree to and with the Additional Trustee and its successors in said trust, for the benefit of those who shall hold the Notes, or any of them, as follows:

1.	APPOINTMENT OF ADDITIONAL TRUSTEE

1.1.	Appointment.

                EOP Partnership and Equity Office hereby appoint the Additional Trustee as Trustee for the Notes. The Additional Trustee hereby accepts the foregoing appointment, and agrees to act as Trustee for the Notes and as agent for the foregoing purposes, and, as such, agrees to be bound by the terms and provisions of, the Indenture. Nothing therein or in this Agreement shall constitute the Additional Trustee and any other Trustees for series of Securities issued pursuant to the Indenture co-trustees of the same trust and that each such Trustee shall be trustee of a trust or trusts under the Indenture separate and apart from any trust or trusts under the Indenture administered by any other such Trustee. The parties acknowledge that the Original Trustee shall continue as Trustee under the Indenture for all outstanding Securities other than the Notes.

1.2.	Entitled to the Benefits of the Indenture.

                The Additional Trustee shall be entitled to all of the rights, privileges, protections, immunities and benefits given to the Original Trustee in the Indenture.

1.3.	Qualification under the Trust Indenture Act of 1939

                The Additional Trustee represents that it is eligible to act as a trustee in accordance with Section 310(a)(1) of the TIA and has a combined capital and surplus of at least $50,000,000 as of the date of this agreement.

2.	THE INDENTURE

2.1.	Construction.

       The Indenture is in all respects ratified and confirmed, and the Indenture, and all indentures supplemental thereto shall be read, taken and construed as one and the same instrument.

2.2.	Conflict with the Indenture.

       If any provision hereof limits, qualifies or conflicts with another provision hereof which is required to be included in this Agreement by any of the provisions of the TIA, such required provision shall control.

3.	MISCELLANEOUS

3.1.	Validity of the Notes

                In case any provision in this Agreement or in the Notes shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

3.2.	Persons Entitled to Benefits under this Agreement

                Nothing in this Agreement, expressed or implied, shall give to any Person, other than the parties hereto and their successors hereunder, and the Holders of the Notes, any benefit or any legal or equitable right, remedy or claim under this Agreement.

3.3.	Governing Law

                This Agreement shall be deemed to be a contract made under the laws of the State of New York and this Agreement for all purposes shall be governed by and construed in accordance with the laws of the State of New York.

3.4.	Defined Terms

                All terms used in this Agreement not otherwise defined herein that are defined in the Indenture shall have the meanings set forth therein.

3.5.	Corporate Trust Office

                For the purposes of the Indenture, the Corporate Trust Office of the Additional Trustee at the date of execution of this Agreement is located at 2 N. LaSalle Street, Suite 1020, Chicago, Illinois 60602 (attention: Corporate Trust Administration, telecopy number 312-827-8542) and at the Trustee’s designated office in New York, New York, which address at the date of execution of this Agreement is BNY Midwest Trust Company, c/o The Bank of New York, Corporate Trust Operations, 101 Barclay Street, 7 East, New York, New York 10286.

3.6.	Counterparts

                This Agreement may be executed in any number of counterparts, each of which shall be an original; but such counterparts shall together constitute but one and the same instrument

[SIGNATURE PAGE APPEARS NEXT]

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed all as of the day and year first above written.

EOP OPERATING LIMITED PARTNERSHIP

By:	Equity Office Properties Trust, its general partner

By:	/s/ Marsha C. Williams
Name:	Marsha C. Williams
Title:	Executive Vice President and Chief Financial Officer

EQUITY OFFICE PROPERTIES TRUST

By:	/s/ Marsha C. Williams
	Name:	Marsha C. Williams
	Title:	Executive Vice President and Chief Financial Officer

BNY MIDWEST TRUST COMPANY

By:	/s/ M. Callahan
	Name:	M. Callahan
	Title:	Assistant Vice President